For:	Alamo Group Inc.

Contact:	Dan E. Malone
Executive Vice President & CFO
830-372-9581

Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP ANNOUNCES 2020 SECOND QUARTER RESULTS

SEGUIN, Texas, July 29, 2020 -- Alamo Group Inc. (NYSE: ALG) today reported results for the second quarter ended June 30, 2020.

Highlights for the Quarter

•Net sales for the second quarter of $268.6 million, down 5.8%
•Industrial Division net sales $182.3 million, down 6.2%
•Agricultural Division net sales $86.4 million, down 5.0%
•Net income for the second quarter of $13.0 million, down 37.2%
•Record net sales for the first six months of $583.1 million, up 6.6%
•Net income for the first six months of $28.5 million, down 20.6%
•EBITDA for the first six months of $68.9 million, up 5.6%(1)
•Reduced total debt outstanding during the quarter by $51.5 million
•Backlog at $216.6 million, down 5.3% from the second quarter of 2019 and down 6.9% compared to the first quarter of 2020

Summary of Results
Alamo Group's net sales for the second quarter of 2020 were $268.6 million compared to net sales of $285.2 million in the second quarter of 2019, a decrease of 5.8%. Net income for the quarter was $13.0 million, or $1.10 per diluted share, compared to $20.7 million, or $1.75 per diluted share, in the previous year’s second quarter, a decrease of 37.2% in net income.
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For the first six months of 2020 net sales were a record $583.1 million compared to $547.1 million in the previous year’s first six month period, an increase of 6.6%. Net income for the first half of 2020 was $28.5 million, or $2.41 per diluted share, versus $35.9 million, or $3.05 per diluted share, for the same period in 2019, a decrease of 20.6% in net income.

The results for the second quarter and first six months of 2020 include the effects of the acquisition of Dutch Power, which was completed in March 2019, and the acquisition of Morbark, completed in October 2019. Together these acquisitions contributed $58.0 million to net sales and $2.5 million to net income in the second quarter of 2020 compared to $14.0 million in net sales and $0.9 million in net income in the second quarter of 2019. For the first six months of 2020, these acquisitions contributed $124.5 million to net sales and $6.0 million to net income compared to $17.6 million in net sales and $1.1 million in net income in the first six months of 2019. The above results also include the negative effects of non-cash inventory step up charges of approximately $0.7 million in the second quarter of 2020 and $2.7 million in the first six months of 2020 related to the Morbark acquisition. The acquisition of Dixie Chopper was completed in September 2019, however its contribution to consolidated results was not material.

Alamo Group’s results for the second quarter and first six months of 2020 were affected by issues related to the COVID-19 pandemic which began to materially impact the Company in March of the current year and is ongoing. In late March and throughout most of April, the Company experienced multiple plant closures most notably in France and England and to a lesser extent in the U.S. and Canada. The plants have now reopened and currently all Alamo Group manufacturing facilities are functioning at various levels of operation based on demand. In total, out of a workforce of approximately 4,270 employees at the beginning of 2020, we have 550 workers on some form of a furlough, temporary layoff or other such arrangements as of the end of June. In addition, we have had permanent reductions in work force totaling about 200 positions. We also have about 269 employees involved in various government sponsored work share programs working reduced hours. In addition to the above, we have
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approximately 225 employees working remotely. All the above numbers change on a regular basis as a result of changing conditions and production needs to meet current market demand. For the most part the Company, supported by its supply chain, is functioning in a somewhat normal, though at a reduced level of operation and is able to meet most demand in a timely fashion.

Results by Division

Net sales for Alamo Group's Industrial Division in the second quarter of 2020 were $182.3 million, compared to $194.3 million in the prior year, a decrease of 6.2%. The Division’s income from operations for the quarter was $13.9 million compared to $21.5 million in the second quarter of 2019, a decrease of 35.5%. For the first six months of 2020, the Industrial Division's net sales were $412.2 million versus $367.8 million in the first six months of 2019, an increase of 12.1%. The Division's income from operations for the first six months of 2020 was $32.2 million versus $38.5 million in the same period of the prior year, a decrease of 16.3%.

The Industrial Division's results included the effects of the acquisitions of Dutch Power and Morbark mentioned previously. These acquisitions contributed $58.0 million to net sales and $3.8 million to income from operations in the second quarter of 2020 compared to $14.0 million in net sales and $1.2 million in income from operations contributed by Dutch Power in the previous year's second quarter. For the first six months of 2020, these acquisitions contributed $124.5 million to the Division's net sales and $8.1 million to income from operations compared to $17.6 million in net sales and $1.5 million in income from operations contributed by Dutch Power in the first six months of 2019. The Industrial Division's results include the negative effects of non-cash inventory step up charges of approximately $0.7 million in the second quarter of 2020 and $2.7 million for the first six months as mentioned above. While the Industrial Division's sales benefited from the acquisition of Dutch Power and Morbark, this was more than offset in the second quarter by reduced sales related to the COVID-19 pandemic and the impact this has had on demand for the Division's products.
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The Company's Agricultural Division net sales in the second quarter of 2020 were $86.4 million compared to $90.9 million in the prior year's second quarter, a decrease of 5.0%. The Division's income from operations for the quarter was $8.8 million compared to $7.8 million in 2019, an increase of 12.2%. For the first six months of 2020, the Agricultural Division's net sales were $170.9 million versus $179.3 million in the prior year, a decrease of 4.7%. The Division's income from operations for the first six months of 2020 was $14.3 million compared to $13.5 million in the prior year, an increase of 6.2%, as a result of cost control and a favorable product mix. The Agricultural Division's results have been impacted by the repercussions from the COVID-19 pandemic, though to a lesser extent than our Industrial Division. Also, the Division's North American operations have held up better in the short term than its European operations, which experienced more operational and demand issues during the second quarter.

Comments on Results

Ron Robinson, Alamo Group's President and Chief Executive Officer, commented on Alamo's second quarter results as follows: "While our second quarter results were down, given the environment in which we continue to operate, they were in line with our expectations. I am proud of all the dedicated people at our Company who have worked so hard to achieve these results, given the many operational challenges we experienced - temporary plant closures, supply chain issues, stay at home directives, customer constraints and other issues, which all effected our operations during the quarter, but we managed to continue to function throughout this time and generally deliver our products when and as required.

"Fortunately, many of these challenging conditions with functionality for us, our vendors and our customers have eased and currently all of our facilities are now operating, though generally at reduced levels. The same is true for our supply chain. Our customers are also operating at a more effective level than at the beginning of the crisis as communication levels have generally improved. We hope the progress we are seeing does not move in a negative direction as many areas in which we operate are dealing with increased levels of cases related to COVID-19.
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"While we are glad to see the improved functionality we are concerned about the effects this pandemic is having on our markets and the overall economic environment. We feel the challenging business climate will impact our business for the balance of 2020 and into next year as well. Fortunately, both our Industrial and Agricultural customers are using our equipment on a regular basis, but budget constraints and lower incomes are impacting new order placements. Our bookings are still active and coming in at a consistent pace, but at levels that are below our typical pace. Our Agricultural Division products are holding up at a little better pace since the agricultural industry is functioning reasonably well and seems to have less downside since this sector had already been operating at a reduced level for the last several years. Our Industrial Division equipment, which is highly focused on infrastructure maintenance operations for various governmental entities is seeing more challenging conditions as reduced levels of tax revenue has had a heavier impact on governmental operating budgets. Still, we feel Alamo should continue to hold up a little better than many other industrial equipment manufacturers and rebound more quickly when conditions start to improve as a result of the historic stability of the types of equipment we provide, which are used regularly even during times such as these and need replacing on a steady basis.

"We also believe, while our results will be negatively impacted during this downturn, as evidenced by past economic upheavals, our cash flow should remain strong as demonstrated in our second quarter results. Despite reduced sales and earnings, we paid down over $50 million in debt during the quarter, while maintaining high cash levels of over $80 million. We achieved this through a combination of balance sheet management and expense control as we focused on reducing inventory and receivables in line with sales reductions and cut back on capital spending among other actions. We feel such measures will allow us to maintain our financial stability going forward, even as economic conditions remain soft.

"Alamo is also continuing to benefit from our backlog which is still at a healthy level of $217 million. This came down 6.9% during the second quarter, compared to the first quarter of 2020, but gives us a good base to support our operations as we move into the second half of the year. Certainly, new bookings are the key to our ongoing results and while they are continuing at a steady pace, we would like to see them
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at a higher level than we are currently experiencing. Until they return to a more historic level, we will continue to take all reasonable actions to manage our business including adjusting our staff levels commensurate with production needs, controlling our expenses, limiting capital expenditures and other actions to maintain our financial stability and ensure Alamo Group can continue to meet our customers' needs for the benefit of our Company, our employees, our vendors and our stakeholders. We thank you for your support during these challenging times."

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Earnings Conference Call
Alamo Group will host a conference call to discuss the results on Thursday, July 30, 2020 at 3:00 p.m. ET. Hosting the call will be members of senior management.

Individuals wishing to participate in the conference call should dial 800-367-2403 (domestic) or 334-777-6978 (international). For interested individuals unable to join the call, a replay will be available until Tuesday, August 04, 2020 by dialing 888-203-1112 (domestic) or 719-457-0820 (internationally), passcode 2270876.

The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's website, www.alamo-group.com (under “Investor Relations/Events & and Presentations”) on Thursday, July 30, 2020, beginning at 3:00 p.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.

About Alamo Group

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,070 employees and operates 30 plants in North America, Europe, Australia and Brazil as of June 30, 2020. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

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Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: overall market demand, continuing impacts from the COVID-19 pandemic including more significant supply chain disruptions, further reductions in customer demand, sales and profitability declines, operational disruptions, full or partial facility closures, and other similar impacts, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)
# # #
(1) This is a non-GAAP financial measure or other information relating to our GAAP financial measures that we have provided to investors in order to allow greater transparency and a deeper understanding of our financial condition and operating results.  For a reconciliation of the non-GAAP financial measure or for a more detailed explanation of financial results, refer to “Non-GAAP Financial Measure Reconciliation” below and the Attachments thereto.

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Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30, 2020	June 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$82,002	$48,190
Accounts receivable, net	229,714	267,064
Inventories	248,706	205,910
Other current assets	11,691	14,940
Total current assets	572,113	536,104

Rental equipment, net	48,583	51,517

Property, plant and equipment	156,210	105,467

Goodwill	195,457	93,134
Intangible assets	198,925	62,725
Other non-current assets	18,400	17,632

Total assets	$1,189,688	$866,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$63,417	$67,391
Income taxes payable	2,619	1,926
Accrued liabilities	52,615	47,707
Current maturities of long-term debt and finance lease obligations	15,072	131
Total current liabilities	133,723	117,155

Long-term debt, net of current maturities	423,723	166,232
Long-term tax liability	6,778	6,378
Deferred pension liability	1,464	1,719
Other long-term liabilities	25,361	14,340
Deferred income taxes	21,488	17,923

Total stockholders’ equity	577,151	542,832

Total liabilities and stockholders’ equity	$1,189,688	$866,579

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/2020	6/30/2019	6/30/2020	6/30/2019
Net sales:
Industrial	$182,257	$194,304	$412,232	$367,834
Agricultural	86,378	90,882	170,851	179,286
Total net sales	268,635	285,186	583,083	547,120

Cost of sales	200,810	212,053	436,318	410,679
Gross margin	67,825	73,133	146,765	136,441
	25.2%	25.6%	25.2%	24.9%

Selling, general and administration expense	41,551	42,670	92,799	82,517
Amortization expense	3,613	1,114	7,449	1,969
Income from operations	22,661	29,349	46,517	51,955
	8.4%	10.3%	8.0%	9.5%

Interest expense	(3,941)	(1,935)	(9,460)	(3,385)
Interest income	306	330	662	503
Other income (expense)	(1,288)	(295)	1,053	(684)

Income before income taxes	17,738	27,449	38,772	48,389
Provision for income taxes	4,749	6,782	10,255	12,469

Net Income	$12,989	$20,667	$28,517	$35,920

Net income per common share:

Basic	$1.10	$1.76	$2.42	$3.07

Diluted	$1.10	$1.75	$2.41	$3.05

Average common shares:
Basic	11,778	11,726	11,769	11,712

Diluted	11,842	11,798	11,835	11,787

Alamo Group Inc.
Non-GAAP Financial Measures Reconciliation

From time to time, Alamo Group Inc. may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States. The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by Alamo Group are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

Attachment 1 discloses the impact of the Company's recently completed acquisitions upon Sales, Operating Income and Net Income all of which are non-GAAP financial measures. Attachment 2 discloses Adjusted Operating Income, Acquisition Adjusted Net Income and Acquisition Adjusted Diluted EPS, each adjusted to exclude the impact of the recently completed acquisitions, all of which are non-GAAP financial measures. Attachment 3 discloses a non-GAAP financial presentation related to the impact of currency translation on net sales by division. Attachment 4 shows the net change in our total debt net of cash and earnings before interest, taxes, depreciation and amortization ("EBITDA") and Adjusted EBITDA excluding the impact of the step-up inventory charge at Morbark, all of which are non-GAAP financial measures. The Company considers this information useful to investors to allow better comparability of period-to-period operating performance.

Attachment 1

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Acquisitions

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Net Sales (consolidated) - GAAP	$268,635	$285,186	$583,083	$547,120
(less: net sales attributable to acquisitions)	(57,983)	(14,034)	(124,514)	(17,648)
Net Sales less acquisitions (consolidated) - non-GAAP	$210,652	$271,152	$458,569	$529,472

Net Sales (Industrial Division) - GAAP	$182,257	$194,304	$412,232	$367,834
(less: net sales attributable to acquisition)	(57,983)	(14,034)	(124,514)	(17,648)
Net Sales less acquisitions (N.A. Industrial Division) - non-GAAP	$124,274	$180,270	$287,718	$350,186

Net Sales (Agricultural Division) - GAAP	$86,378	$90,882	$170,851	$179,286
(less: net sales attributable to acquisitions)	—	—	—	—
Net Sales less acquisitions (N.A. Agricultural Division) - non-GAAP	$86,378	$90,882	$170,851	$179,286

Operating Income (consolidated) - GAAP	$22,661	$29,349	$46,517	$51,955
(less: operating income attributable to acquisitions)	(3,830)	(1,200)	(8,134)	(1,452)
Operating Income less acquisitions (consolidated) - non-GAAP	$18,831	$28,149	$38,383	$50,503

Net Income (consolidated) - GAAP	$12,989	$20,667	$28,517	$35,920
(less: net income attributable to acquisitions)	(2,475)	(896)	(5,995)	(1,078)
Net Income less acquisitions (consolidated) - non-GAAP	$10,514	$19,771	$22,522	$34,842

Attachment 2

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands, except per share numbers)
(Unaudited)

Impact of Acquisitions, Acquisition Expenses, and Tax Reform

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Operating Income - GAAP	$22,661	$29,349	$46,517	$51,955
(adjust: results from acquisitions)			—	—
earnings from acquisitions	(7,297)	(1,447)	(16,522)	(1,699)
acquisition inventory step-up charge	711	—	2,662	—
amortization expense	2,756	247	5,726	247
Adjusted Operating Income - non-GAAP	$18,831	$28,149	$38,383	$50,503

Net Income - GAAP	$12,989	$20,667	$28,517	$35,920
(adjust: results from acquisitions)	(2,475)	(896)	(5,995)	(1,078)
(adjust: interest expense relating to acquisitions)	1,998	374	5,110	514
Acquisition Adjusted Net Income - non-GAAP	$12,512	$20,145	$27,632	$35,356

Diluted EPS - GAAP	$1.10	$1.75	$2.41	$3.05
(adjust: results from acquisitions)	(0.21)	(0.08)	(0.51)	(0.09)
(adjust: interest expense relating to acquisitions)	0.17	0.03	0.43	0.04
Acquisition Adjusted Diluted EPS - non-GAAP	$1.06	$1.70	$2.33	$3.00

Attachment 3

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Currency Translation on Net Sales by Division

	Three Months Ended June 30,			Change due to currency translation
	2020	2019	% change from 2019	$	%

Industrial	$182,257	$194,304	(6.2)%	$(912)	(0.5)%
Agricultural	86,378	90,882	(5.0)%	(2,322)	(2.6)%
Total net sales	$268,635	$285,186	(5.8)%	$(3,234)	(1.1)%

	Six Months Ended June 30,			Change due to currency translation
	2020	2019	% change from 2019	$	%

Industrial	$412,232	$367,834	12.1%	$(1,703)	(0.5)%
Agricultural	170,851	179,286	(4.7)%	(3,691)	(2.1)%
Total net sales	$583,083	$547,120	6.6%	$(5,394)	(1.0)%

Attachment 4

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Consolidated Net Change of Total Debt, Net of Cash
	June 30, 2020	June 30, 2019	Net Change

Current maturities	$15,072	$131
Long-term debt,net of current	423,723	166,232
Total debt	$438,795	$166,363

Total cash	82,002	48,190
Total Debt Net of Cash	$356,793	$118,173	$238,620

EBITDA
	Six Months Ended		Trailing Twelve Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	December 31, 2019

Income from operations	$46,517	$51,955	$89,210	$94,648
Depreciation	14,565	11,191	27,681	24,307
Amortization	7,783	2,079	11,657	5,953
EBITDA	$68,865	$65,225	$128,548	$124,908

Adjusted EBITDA
	Six Months Ended		Trailing Twelve Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	December 31, 2019

Income from operations	$46,517	$51,955	$89,210	$94,648
adjust: acquisition inventory step-up charge	2,662	—	5,913	3,251
Adjusted Income from operations	$49,179	$51,955	$95,123	$97,899
Depreciation	14,565	11,191	27,681	24,307
Amortization	7,783	2,079	11,657	5,953
Adjusted EBITDA	$71,527	$65,225	$134,461	$128,159